Exhibit 4.39

GUANGDONG XIAOPENG MOTORS TECHNOLOGY CO., LTD.

(广东小鹏汽车科技有限公司 )

GUANGZHOU XIAOPENG MOTORS TECHNOLOGY CO., LTD.

(广州小鹏汽车科技有限公司 )

AND

VOLKSWAGEN GROUP (CHINA) TECHNOLOGY COMPANY LTD.

(大众汽车（中国）科技有限公司 )

VOLKSWAGEN (ANHUI) COMPANY LTD.

(大众汽车（安徽）有限公司 )

MASTER AGREEMENT ON PLATFORM

AND SOFTWARE COLLABORATION

Schedules

Schedule 1	Additional Fees Protocol
Schedule 2	Compliance Laws
Schedule 3	Whitelist
Schedule 4	Change Management Process
Schedule 5	Data Exchange Protocol
Schedule 6	Governance Protocol
Schedule 7	Implementation Plan
Schedule 8	Joint Sourcing Protocol
Schedule 9	Aligned Features

- i -

Schedule 10	MM Patent List
Schedule 11	Protocol of Handling Know-how Protected Deliveries
Schedule 12	Quality Management Protocol
Schedule 13	Responsibility Matrix
Schedule 14	Fee Structure
Schedule 15	Additional Item List
Schedule 16	Policies for Handling of Foreground Rights
Schedule 17	TPR List
Schedule 18	Copylefted Open Source Software

- ii -

THIS AGREEMENT is made on February 5, 2024 (“Effective Date”).

BETWEEN:

GUANGDONG XIAOPENG MOTORS TECHNOLOGY CO., LTD. (广东小鹏汽车科技有限公司), a company duly established and validly existing under the laws of the PRC (unified social credit code 91440101MA5CTGH317), with its legal address at Room 406-176, No. 1 Yichuang Street, China-Singapore Guangzhou Knowledge City, Huangpu District, Guangzhou, PRC (“MM Guangdong”)

GUANGZHOU XIAOPENG MOTORS TECHNOLOGY CO., LTD. (广州小鹏汽车科技有限公司), a company duly established and validly existing under the laws of the PRC (unified social credit code 91440116MA59CU773U), with its legal address at No. 8 Songgang Road, Changxing Street, Tianhe District, Guangzhou, PRC (“MM Guangzhou”, MM Guangdong and MM Guangzhou are collectively referred to as “MM”),

and

VOLKSWAGEN GROUP (CHINA) TECHNOLOGY COMPANY LTD. (大众汽车（中国）科技有限公司), a company duly established and validly existing under the laws of the PRC (registered number 91340111MA8QHJGE6F), with its legal address at Floor 3, Building 3, No. 3456 Zhujiang Road, Hefei Economic and Technological Development Zone, Anhui Province, PRC (“VCTC”)

VOLKSWAGEN (ANHUI) COMPANY LTD. (大众汽车（安徽）有限公司), a company duly established and validly existing under the laws of the PRC (registered number 91340000MA2RCF4L9Q), with its legal address at No. 3456 Zhujiang Road, Economic and Technological Development Zone, Hefei, Anhui Province, the PRC (“VWA”, VCTC and VWA are collectively referred to as “VW”)

MM and VW are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.

In accordance with the Framework Agreement on Technical Collaboration dated July 27, 2023, signed by and between the Parties (“TFA”), VW Group had been conducting a feasibility study to evaluate the technical and commercial feasibility of the use of the Platform and Software for the development and production of the two VW B BEVs (“Project Feasibility Study”). VW Group completed the Project Feasibility Study as of the Effective Date.

B.

This Agreement supersedes and terminates the TFA (except for provisions that survive in accordance with their terms) and sets out the fundamental principles, terms and procedures under which the Parties shall enter into a collaboration arrangement regarding the Platform and Software Collaboration.

C.

The Parties will be entering into Operative Documents regarding different aspects of the Platform and Software Collaboration and the Parties agree that the general terms and conditions of the Operative Documents shall be governed by this Agreement, except to the extent expressly modified in the relevant Operative Document by the Parties.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Adaptation” has the meaning as defined in Clause 7.3.1 and “Adapt” shall be construed accordingly.

“Adaptation Specification” means the evaluated and mutually agreed technical information that outlines the specific modifications and customizations required to adapt the MM G9 Platform to meet VW’s needs and requirements in the PFS, as set out in the VW Spec Book under the License and Service Agreement for Platform and Software.

“ADAS System” has the meaning as defined in Clause 4.2.2.

“Additional Fees Protocol” means the process and terms for determining the Cost-Plus and any additional fees as described in Schedule 1 (Additional Fees Protocol) of this Agreement.

“Additional Services” has the meaning as defined in Clause 8.1.

“Affiliates” means in respect of each Party, entities which, directly or indirectly, control, are controlled by, or are under common control of the respective Party. For the purposes of this definition, ‘control’ shall mean (a) direct or indirect ownership of more than fifty percent (50%) of the voting rights or capital by a body corporate by contract or otherwise, or (b) the right to nominate half or more of the members of any executive body. The term “controlling” and “controlled” shall be construed accordingly.

“Aftersales” means the provision of aftersales services of the two VW B BEVs in the PRC market.

“Allegedly Infringing Parts”” has the meaning as defined in Clause 11.6.

“Applicable Law” means as the context may require, all or any laws, statutes, by-laws, directives, regulations, statutory instruments, rules, orders, rules of court, delegated or subordinate legislation, which are or may become applicable to this Agreement or the Operative Documents or any other agreement or document referred to therein, or any item of the VW B BEVs, at any time or from time to time in force in the PRC, as well as the Compliance Laws as set out in Schedule 2 (Compliance Laws).

“Approved Subcontractors” means the subcontractors listed in the whitelist agreed by the Parties during the Project Feasibility Study as set forth in Schedule 3 (Whitelist) of this Agreement, and such other subcontractors as may be consented by MM in writing in advance, which consent shall not be unreasonably withheld.

“Assigned IP” has the meaning as defined in the License and Service Agreement for Platform and Software.

“Associated Services” means the technical support services to enable VW’s usage of the Platform and Software for development, production, operation, maintenance and Aftersales of the two VW B BEVs, the scope of which is set out in Clause 7.3 and further detailed in the relevant Operative Documents.

“Background Rights” means Intellectual Property owned or controlled by a Party or its Affiliates that is (i) in existence as of the Effective Date or (ii) created, developed, invented or acquired independently of the Platform and Software Collaboration or (iii) as specifically provided for in Clause 11.1.

“BOM” means Bill of Materials.

“Breaching Party” has the meaning as defined in Clause 17.2.1.

“Business Day” means Monday to Friday, excluding bank or public holidays in the PRC.

“Change” has the meaning given to it in the Change Management Process.

“Change Request” has the meaning given to it in the Change Management Process.

“Change Management Process” has the meaning as defined in Schedule 4 (Change Management Process).

“CIETAC” has the meaning as defined in Clause 22.

“Claim” means any action, proceeding, claim, suit, demand or other legal recourse.

“Collaboration Terms” has the meaning as defined in Clause 16.1.

“Confidential Information” has the meaning as defined in Clause 16.1.

“Connectivity OS Software” has the meaning as defined in Clause 4.2.2.

“Cost-Plus” has the meaning given to it with detailed calculation and verification methodology set forth in the Additional Fees Protocol.

“Data Exchange Protocol” means the structure, process and terms for the exchange of information and provision of documents and materials for the Platform and Software Collaboration as set forth in Schedule 5 (Data Exchange Protocol) of this Agreement.

“Deliveries” means, collectively, the Platform and Software, the Associated Services and/or the Additional Services MM provides to VW under this Agreement and the Operative Documents (and for the avoidance of doubt, also including Know-how Protected Deliveries).

“Development Costs” means, for the purpose of this Agreement, costs and expenses in relation to development for the purpose of any Change commonly used on MM’s G9 vehicle production model and VW B BEVs, including overall design, performance evaluation, automotive part level design and verification and tooling, and excluding any additional costs caused by deviation and expenses of implementation such as whole vehicle testing, evaluation, certification, verification and tooling incurred for the VW B BEVs which shall be covered by Implementation Cost.

“Disclosing Party” has the meaning as defined in Clause 16.1.

“Dispute” has the meaning as defined in the Governance Protocol.

“Documentation” has the meaning as defined in Clause 7.2.

“Effective Date” has the meaning set forth in the preamble.

“Embedded TPR” has the meaning given to it in Clause 11.3.3(b).

“EOP” means, with respect to each VW B BEV, the end of production of such VW B BEV, provided that, the EOP shall be no later than the seventh (7th) anniversary of the SOP of such VW B BEV.

“EOS” means, with respect to each VW B BEV, the fifteenth (15th) anniversary of the EOP of such VW B BEV.

“Exit Management Plan” has the meaning as defined in Clause 18.4.1.

“Exit Management Procedure” means has the meaning as defined in Clause 18.4.1.

“Fees” has the meaning as defined in Clause 7.4.

“Field Action” means actions, other than a Recall, to implement a modification, repair or notification that automobile product manufacturers determine is appropriate or is otherwise consistent with customary practice in the automotive industry.

“Force Majeure Events” means any event beyond the reasonable control of the Party concerned (and which does not relate to, or arise by reason of, default or negligence of the Party seeking to rely on the event) which renders impossible or substantially hinders its ability to perform its obligations under this Agreement, including, without limitation:

(a)	conventional or nuclear war, riot, civil unrest or revolution, sabotage, terrorism, insurrection, acts of civil or military authority or embargo;

(b)	fire, act of God, epidemic, pandemic, flood, earthquake, typhoon or any other adverse weather or environmental condition;

(c)

any act of state or other exercise of sovereign, judicial or executive prerogative by any government or public authority, including expropriation, nationalisation or compulsory acquisition or acts claimed to be justified by executive necessity,

(d)

but not including: (i) strikes or other forms of industrial action (not being general or national strikes) of a Party’s employees, agents or sub-contractors; or (ii) breakdown of plant or machinery of either a Party or its sub-contractors or agents.

“Foreground Rights” has the meaning as defined in Clause 11.2.1.

“Framework Agreement on Technical Collaboration” or “TFA” has the meaning as defined in Background paragraph A.

“Governance Protocol” means the structure and process for the governance of the Platform and Software Collaboration as set forth in Schedule 6 (Governance Protocol) of this Agreement.

“Homologation” or “Vehicle Type Approval” means the process of obtaining all necessary approvals from government entities that a vehicle type or part type satisfies the regulatory requirements of the market in the PRC, which may be updated by PRC authorities from time to time.

“Human Machine Interface” or “HMI” means a software application that presents information to an operator or user about the state of a process and accepts and implements an operator’s control instructions.

“Implementation Costs” means, for the purpose of this Agreement, costs and expenses incurred in the Platform and Software Collaboration that relates to adaptation, whole vehicle testing, certification and implementation of the technical solution of a Change on a VW B BEV, including vehicle loading tests of any automotive part or system for the two (2) VW B BEVs, duplication of tooling, vehicle certification announcement, certification of automotive parts suppliers, adjustment to production, additional costs caused by deviation and expenses of implementation such as whole vehicle testing, evaluation, certification, verification and tooling incurred for the VW B BEVs, and excluding any Development Costs.

“Implementation Plan” means Schedule 7 (Implementation Plan) of this Agreement setting forth the sequence of events, timeline, Milestones and Milestones Dates, together with target achievements for development of the Platform and Software Collaboration which will be further aligned in the form of Deliverable Lists in the Operative Documents before 15 March 2024.

“Indemnified Party” has the meaning given to it in Clause 19.1 and 19.2.

“Intellectual Property” means all registered or unregistered (i) patents, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, re-examinations and interferences thereof); (ii) copyrights, mask works, designs, get-up of products and packaging and other signs used in trade; (iii) trade secrets, know-how, data, technical information, processes, methodologies, inventions, processes, procedures, databases, rights in integrated circuits, confidential business information and other proprietary information and rights (including information comprised in formulae, algorithms, techniques, specifications, codes, computation models, software and manuals); (iv) rights in computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (v) all other industrial and intellectual property rights and equivalent or similar forms of protection existing anywhere in the world, but excluding Trademarks.

“Joint Sourcing Protocol” means Schedule 8 (Joint Sourcing Protocol) to this Agreement setting forth the Parties’ agreed process of cooperation in the purchasing of parts, components, equipment and tools in connection with the Platform and Software Collaboration.

“Know-how Protected Deliveries” has the meaning as defined in the Protocol of Handling Know-how Protected Deliveries.

“Know-how Protected Parts” means the parts/software listed in the Protocol of Handling Know-how Protected Deliveries.

“Losses” has the meaning given to it in Clause 19.1.

“Master Agreement” means this Agreement.

“Material Breach” has the meaning as defined in Clause 17.1

“Milestone” means an event or task described in the Implementation Plan included in the Platform and Software Agreement that must be completed by the corresponding Milestone Date set forth therein.

“Milestone Date” means the date by which a particular Milestone must be completed as set forth in the Implementation Plan.

“MM G9 Platform” means platform and software based on MM’s existing G9 vehicle production model, together with features aligned by both Parties during the PFS (such features are particularly described in Schedule 9 (Aligned Features)).

“MM MOS System” has the meaning as defined in the License and Service Agreement for Mobile Online Service.

“MM Patent List” means the list set out in Schedule 10 (MM Patent List).

“MOS” has the meaning as defined in the License and Service Agreement for Mobile Online Service.

“MOS Release” has the meaning as defined in the License and Service Agreement for Mobile Online Service.

“MOS System” has the meaning as defined in the License and Service Agreement for Mobile Online Service.

“NCM and LFP Cell” means NiCoMn battery or LiFePO4 battery.

“Non-Disclosing Party” has the meaning as defined in Clause 16.1.

“Operative Documents” means:

(i)	License and Service Agreement for Platform and Software;

(ii)	License and Service Agreement for Mobile Online Service (MOS); and

(iii)	License and Service Agreement for Aftersales.

together with any other documents designated as an Operative Document in accordance with this Agreement or specifically identified as so in that Operative Document.

“Open Source Software” means any software that is subject to any open source copyright license agreement, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that is approved by the Open Source Initiative.

“Optional TPR” has the meaning given to it in Clause 11.3.3(c).

“OTA” means over-the-air delivery of any new software, firmware or other data to the vehicles, as well as the new software, firmware or other data to be delivered through over-the-air delivery.

“Person” means any natural person, corporation, limited liability company, company limited by shares, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Platform” has the meaning as defined in Clause 4.2.2.

“Platform and Software” has the meaning as defined in Clause 4.2.2, with the details set out in the License and Service Agreement for Platform and Software.

“Platform and Software Collaboration” has the meaning as defined in Clause 4.1.

“Platform Parts” has the meaning as defined in the License and Service Agreement for Platform and Software.

“PRC” means the People’s Republic of China which, for the purposes of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

“Project Feasibility Study” or “PFS” has the meaning as defined in Background paragraph A.

“Protocol of Handling Know-how Protected Deliveries “ means the agreed protocol of handling Know-how Protected Deliveries as set forth in Schedule 11(Protocol of Handling Know-how Protected Deliveries) of this Agreement.

“Quality Management Protocol” means the structure, process and terms for the management of quality assurance of the Deliveries and in relation to the Platform and Software Collaboration as set forth in Schedule 12 (Quality Management Protocol) of this Agreement.

“Recall” means the activity in which automobile product manufacturers take measures against the automobile products they have sold to remove defects.

“Regulatory Change” means with respect to each VW B BEV, Change that is necessary to address a non-compliance with the mandatory requirements under the Applicable Law that take effect after the respective SOP or the time of delivery, whichever is later.

“Remedy Change” has the meaning given to in the Change Management Protocol.

“Representatives” means, with respect to any Person, its Affiliates, and such Person’s and its Affiliates’ directors, officers, employees, agents, consultants, investment bankers, accountants, attorneys or financial advisors, bona fide prospective investors and other representatives.

“Responsibilities Matrix” means the table describing the Parties’ roles and responsibilities to carry out actions or to provide information, documents or materials in connection with the Platform and Software Collaboration as set forth in Schedule 13 (Responsibility Matrix) of this Agreement.

“Services” means, collectively, Associated Services and Additional Services MM provides to VW.

“Service Parts” has the meaning as defined in the License and Service Agreement for Aftersales.

“Software” means, collectively, all application programs associated to (a) to define the functions of microprocessors and similar devices installed on the Platform or Platform Parts or such other components to be used in conjunction with, or for the maintenance of, the Platform and Software and the two VW B BEVs and/or (b) to run programmes and or databases in connection with the Platform or Platform Parts, usable as made, or modified in accordance with this Agreement including in and to the Connectivity OS Software and ADAS System.

“SOP” means, with respect to each VW B BEV, the start of production of the first model of such VW B BEV. For the avoidance of doubt, each VW B BEV shall only have one SOP, and the production of any subsequent facelifts performed on such VW B BEV shall not affect the determination of its SOP.

“Technical DD” means the technical due diligence performed by VW and its advisers and completed prior to the date of the TFA, in relation to the Platform and Software Collaboration as was contemplated before the date of the TFA.

“Third Party Rights” has the meaning as defined in Clause 11.3.1.

“TPR List” has the meanings as defined in Clause 11.3.1.

“Trademarks” means all trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names, domain names, internet addresses and other computer identifiers and all goodwill related thereto.

“Transitional Services” has the meaning as defined in 18.3.2(b).

“Transitional Services Plan” has the meaning as defined in 18.3.2(b).

“Updates” means any periodic revisions, corrections, releases, versions, patches, fixes and any other enhancements or changes by and of MM vehicles based on the MM G9 Platform, including hardware and software, and any changes, adaptations and revisions made under the Change Management Process, but excluding Remedy Change. These may include operating system upgrades or other updates, third party software patches, drivers, security hotfixes, configuration file changes, firmware upgrades or alteration to the hardware.

“Upgrades” means a new or improved version of the whole or part of the MM G9 Platform by or of MM vehicles based on the MM’s G9 Platform, including hardware and software developed by or on behalf of MM from time to time, and any changes, adaptations and revisions made under the Change Management Process, but excluding Remedy Change.

“VW B BEVs” has the meaning as defined in Clause 4.1.

“VW Group” means Volkswagen Aktiengesellschaft and its Affiliates.

“Whole Vehicle Release” means approval of the design of the whole vehicle with a confirmation that such design fulfils the technical specification, feature list and performance requirements of such vehicle in accordance with this Agreement and applicable Operative Documents.

1.2	References

In this Agreement, a reference to:

1.2.1	an agreement or a document is a reference to such agreement or document as amended, restated or supplemented from time to time, unless otherwise expressed to the contrary;

1.2.2	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.3	the words “include”, “includes” and “including” or similar words are deemed to be followed by the words “without limitation”;

1.2.4	references to “writing” or “written” include emails, faxes and any other method of reproducing words in a legible and non-transitory form;

1.2.5

a statutory provision includes a reference to the statutory provision as modified from time to time before the date of this Agreement and any implementing regulations made under the statutory provision (as so modified) before the date of this Agreement;

1.2.6	a party being liable to another party, or to liability, includes any liability in contract or tort (including negligence);

1.2.7	a time of the day is a reference to the time in Beijing, PRC, unless otherwise stated; and

1.2.8	the singular includes the plural and vice versa unless the context otherwise requires.

1.3	Schedules

The Schedules to this Agreement form part of this Agreement.

1.4	Headings

The headings in this Agreement do not affect its interpretation.

2.	SCOPE AND GOVERNANCE

2.1	Purpose of this Agreement

2.1.1

The purpose of this Agreement is to provide for certain general common terms, being the fundamental principles, terms and procedures on which the Parties have agreed to conduct and carry out the Platform and Software Collaboration which shall apply to each of the Operative Documents by way of incorporation by reference.

2.1.2	The Platform and Software Collaboration is for the development and production of the two VW B BEVs to be sold in the PRC.

2.1.3

The Parties understand a competitive cost level of the Platform Parts manufactured and supplied by the Parties hereunder may be beneficial to the Platform and Software Collaboration. To the extent permitted by Applicable Laws, the Parties shall discuss in good faith, and in accordance with and based on the Joint Sourcing Protocol, cooperate in the purchasing of any parts, components, equipment, and tools in connection with the Platform and Software Collaboration.

2.1.4	The Parties shall not be entitled to terminate or vary this Agreement or any part hereof, except in accordance with the express terms hereof.

2.2	Operative Documents

2.2.1	The Parties hereby confirm that the TFA has been superseded and hereby terminated as of the Effective Date, except for provisions that survive in accordance with their terms.

2.2.2

Each Operative Document shall be subject to the terms set forth in this Agreement which shall be incorporated by reference into each Operative Document and accordingly, shall apply as if such terms were expressly set out in each such document.

2.2.3

By way of exception to Clause 2.2.2, the Parties to any Operative Document may expressly agree that any or all terms of this Agreement will not apply or may apply subject to variation to such Operative Document and, accordingly, may provide for other terms that differ from such disapplied or varied terms herein.

2.2.4	Any term herein will apply to an Operative Document so long as it does not contradict any mandatory provision of Applicable Laws.

2.2.5

The Parties agree that each Party can designate its Affiliates to execute the terms of the Operative Documents. To the extent that any Operative Document is executed by a Party’s Affiliate, such relevant Party shall ensure and procure that its Affiliate will comply with the terms of this Agreement and such Party shall remain responsible for any non-compliance by its Affiliate.

2.3	Order of Precedence in the event of Conflict

2.3.1	Subject to Clause 2.2.3 and unless otherwise stated, in the event of any inconsistency between this Agreement and any of the Operative Documents, this Agreement will prevail.

2.3.2

Unless otherwise stated, in the event of any inconsistency between the terms and conditions (Clause 1 to Clause 24) of this Agreement and any Schedule to this Agreement, the terms and conditions (Clause 1 to Clause 24) of this Agreement will prevail.

3.	GENERAL PRINCIPLES OF COLLABORATION

The Parties agree to conduct the Platform and Software Collaboration in accordance with the following principles of “Four Key Success Factors”:

(a)	Working cooperatively towards mutual equitable opportunities, allowing for efficiency advantages for both Parties;

(b)	Establishing a lasting and broad harmonious relationship in areas where significant economic efficiencies may be developed;

(c)	Cooperating with balanced rights and responsibilities; and

(d)	Taking a pragmatic and solution-focused approach in evaluating and implementing the workstreams and milestones.

4.	PLATFORM AND SOFTWARE COLLABORATION

4.1	Purpose of the Collaboration

The Parties’ collaboration shall comprise of the development and provision of the Platform, Connectivity OS Software and ADAS System for use by VW in two VW B-class BEV models (namely one VW B SUV and one VW B Notchback/Coupe) (“VW B BEVs”) with a target SOP for the first VW B BEV in the first half of 2026, and the services or other activities provided under this Agreement and the Operative Documents (including the Associated Services, Aftersales and any Additional Services (“Platform and Software Collaboration”) which shall be governed by this Agreement and the Operative Documents.

4.2	Roles and Responsibilities

4.2.1

The Parties shall carry out the Platform and Software Collaboration jointly and in close cooperation with each other in accordance with the terms of this Agreement, in principle following the allocation of roles and responsibilities set out in the Responsibility Matrix. Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge that with respect to the roles and responsibilities that are not addressed in this Agreement (including the Responsibility Matrix and the Implementation Plan) and any Operative Documents, the Parties shall allocate the roles and responsibilities in accordance with principles of collaboration set out in Clause 3 of this Agreement, taking due consideration of achieving the purposes of the Platform and Software Collaboration set out in Clause 4.1 of this Agreement.

4.2.2	MM shall, with supports from VW as set out in relevant Operative Documents:

(a)	develop and deliver, in a manner and standard,

(i)

as set out in the License and Service Agreement for Platform and Software, the underlying platform to VW for use in the two VW B BEVs, which includes the chassis, underbody, battery system, powertrain, electrical and electronic architecture and related controllers, thermal management system, and associated hardware (including hardware for ADAS System) and software supporting the operations of such platform (“Platform”);

(ii)

as set out in the relevant Operative Documents, the in-car connectivity operating system and associated software and backend applications which are required for use in the VW B BEVs in conjunction with the Platform (“Connectivity OS Software”); and

(iii)

as set out in the License and Service Agreement for Platform and Software, the ADAS system and associated software which is required for use in the VW B BEVs in conjunction with the Platform (“ADAS System”)

(the Platform, Connectivity OS Software and ADAS System, together, “Platform and Software”), which would serve as a ready-to-implement part with the hat being added for whole vehicle production;

(b)	deliver to VW Group the Services in accordance with Clauses 7.3 and 8 of this Agreement and the terms of the applicable Operative Documents; and

(c)

develop the Platform and Software based on the MM G9 Platform, including Updates and Upgrades as provided in Clause 7.3 and Clause 8 (if applicable), and shall adapt the Platform and Software pursuant to the Adaptation Specification, as set out in the License and Service Agreement for Platform and Software.

4.2.3	VW shall be responsible for, with supports from MM as set out in Clause 7 and Clause 8 and relevant Operative Documents:

(a)	the design/styling and the development/engineering of the two VW B BEVs’ hats;

(b)	the development and the design of HMI and mobile apps for use on the two VW B BEVs. Notwithstanding of the above, the Parties shall discuss in good faith the further usage of MM’s mobile apps;

(c)	the development, validation and production of the two VW B BEVs’ whole vehicle using the Platform and Software; and

(d)	the operation of the MOS System for the two VW B BEVs with license and technical supports from MM in accordance with the License and Service Agreement for Mobile Online Service.

4.2.4

The Parties shall further fulfil the roles and obligations set out in the Responsibility Matrix. In case of any conflict between the Responsibility Matrix on the one hand, and this Agreement or any of the Operative Documents on the other hand, the latter shall prevail.

5.	SOURCING AND JOINT SOURCING

5.1.1

Pursuant to the Joint Sourcing Protocol, the Parties have established a joint sourcing program in which both Parties will work together to select suppliers for the Platform and Software Collaboration to the extent technically feasible, to ensure timely and applicable delivery and to the extent possible, maximize the economies of scale and cost reduction for the Platform and Software Collaboration. Specifically, the Parties shall collaborate in the sourcing of hardware and/or service related to the Platform and Software, including hardware and software and third party license for both the two VW B BEVs and the MOS System, including Service Parts when applicable, for use in the two VW B BEVs and, MM’s BEV models. For the avoidance of doubt, each of VW and MM is entitled to directly source from jointly selected suppliers.

5.1.2	The Parties acknowledge and agree that the joint sourcing program in this Clause 5 is subject to compliance with antitrust laws.

5.1.3

Subject to Clause 5.1.1 and without prejudice to Clause 12, VW Group may, at its own discretion, directly procure hardware and/or service related to the Platform and Software, including hardware and software and third party license for the hardware and software for both the two VW B BEVs and the MOS System, including Service Parts, and MM’s battery concept technology from suppliers worldwide outside of the joint sourcing program for the two VW B BEVs, and manage such suppliers following VW Group’s standards. Subject to the Protocol of Handling Know-how Protected Deliveries and the Joint Sourcing Protocol, MM shall provide necessary supports to VW to enable VW’s independent sourcing from potential suppliers, specifically, with provision of necessary technical information required for implementation by suppliers, and to answer any reasonable technical questions raised during VW’s sourcing process.

5.1.4

To the extent that any sourcing arrangement may lead to a change of any supplier that supplies for any part on the MM G9 Platform, and such part is used on, related to or may have an impact on the Deliveries, following completion of the assessment in accordance with the Change Management Process or the Joint Sourcing Protocol (as applicable):

(a)

if both Parties agree to the proposed change of supplier and such new third-party supplier has become part of the joint sourcing program, each Party shall assume the portion of development costs in proportion to its purchasing volume of the said part against the total purchasing volume of both Parties, unless otherwise agreed by the Parties; or

(b)

otherwise, the procurement of any part related to the Platform and Software from such third-party supplier outside of the joint sourcing program by VW shall be governed by Clause 5.1.3, and any costs and risks associated with the change of suppliers, procured parts, components or technology initiated by VW Group shall be borne by VW.

6.	TIME OF THE ESSENCE

Each of MM and VW acknowledges that time is of the essence with respect to the Platform and Software Collaboration.

7.	LICENSE AND ASSOCIATED SERVICES

7.1	Provision of Licenses

MM hereby licenses its Background Rights in accordance with Clause 11.1.2, as well as sub-licenses (or shall provide reasonable assistance to VW to obtain a direct license from the respective licensor of) any Third Party Rights in accordance with Clause 11.3.

7.2	Provision of Documentation

7.2.1

Unless otherwise agreed in the Protocol of Handling Know-how Protected Deliveries, MM shall provide and disclose to VW and VW is entitled to request the technical information of the Platform and Software (including but not limited to technical information regarding applicable standards, dimension and communication interfaces, associated backend and connectivity services and design documentation that records the design or total conception of the Platform) as necessary to enable VW (and its Approved Subcontractors, as applicable) to:

(a)	design, style, develop/engineer, achieve Homologation, manufacture, sell, operate and maintain, aftersales of two VW B BEVs, including interface for VW to develop HMI of the two VW B BEVs;

(b)	identify the cause and assess the impact of defects on the Platform and Software (excluding Know-how Protected Deliveries);

(c)	receive Updates and Upgrades in accordance with Clause 7.3.1; and

(d)	comply with Applicable Laws,

(in each case, as listed in the relevant Operative Documents and as supplemented in accordance with Clause 7.2.2, the “Documentation”).

7.2.2

Subject to the Know-how Protected Parts Delivery Protocol, VW may request in writing, acting reasonably, any necessary documentation (including technical information and know-how) that falls within the categories of paragraphs 7.2.1(a) to 7.2.1(d) above but for whatever reason has not been explicitly listed in any Operative Document. MM shall assess and address such written request from VW in good faith, giving due consideration to the purposes set out in Clause 4.1.

7.3	Provision of Associated Services

Subject to and in accordance with further details agreed under the relevant Schedules and the Operative Documents, MM shall provide the following associated technical support services (“Associated Services”) to enable VW’s usage of the Platform and Software for development, production, operation, maintenance and Aftersales of the two VW B BEVs. Specifically,

7.3.1

MM shall, in accordance with the Operative Documents, provide technical services to adapt the MM G9 Platform (“Adaptation”) for the two VW B BEVs in accordance with the Adaptation Specification set out in the License and Service Agreement for the Platform and Software. Unless otherwise agreed under Schedule 15 (Additional Item List) in accordance with Clause 8.3 and Schedule 1 (Additional Fees Protocol) in accordance with Clause 8.1, all Adaptation and the process of Adaptation (excluding any Changes thereafter), in each case for the items under Part 1 of the Adaptation Specification, shall be covered by the Fees.

7.3.2

MM shall disclose to VW, until the relevant EOP of the two VW B BEVs, any relevant Updates and Upgrades which have been decided by MM to be developed for the MM G9 Platform, including all information reasonably necessary for VW to decide whether to adopt such Updates or Upgrades. For the avoidance of doubt, the disclosure requirement under this Clause 7.3.2 is not applicable to any concepts, ideas and theories generated during the research and development process relating to the Updates and Upgrades, or any Updates and Upgrades adopted in the testing or beta versions of any products. The disclosure shall be made to VW no later than five (5) Business Days after such decision of development has been duly approved by MM with development budget allocated.

7.3.3

To the extent that VW intends to adopt or implement any Updates and Upgrades disclosed by MM in accordance with Clause 7.3.2, VW shall make a VW’s Change Request in accordance with the Change Management Process. If, following the Change Management Process, the Parties agree that such Updates or Upgrades shall be implemented:

(a)

where such Updates or Upgrades relate to software, MM shall provide such software Updates or Upgrades through OTA. For the avoidance of doubt, any OTA after the fourth (4th) anniversary of SOP shall be limited to (i) adjustments required to fulfil regulatory requirements and mandatory GB/GBT standards; and (ii) Updates or Upgrades adopted by MM’s vehicles based on the MM G9 Platform. The issue of potential deviation of the OTA package between MM vehicles and the two VW B BEVs is addressed and governed by the Change Management Process.

(b)

where such Updates and Upgrades relate to hardware, MM shall support VW, subject to Clauses 7.3.5 and 7.3.6, for the implementation of such hardware Updates or Upgrades and (i) Development Costs in connection with such Change shall be borne by MM, and (ii) the Implementation Costs in connection with such Change shall be borne by VW on the basis of Cost-Plus and the Parties may discuss in good faith to agree on other pricing methodology taking into account the nature of such Updates or Upgrades.

7.3.4

MM shall provide, in accordance with the terms agreed by the Parties in the relevant Operative Documents, the interfaces required for the development and operation of the two VW B BEVs, including such interface for VW to develop HMI of the two VW B BEVs.

7.3.5

MM shall support the whole vehicle development of the two VW B BEVs until their respective EOP, including (i) providing development toolkits, programming interfaces, and technical documentation to enable VW team to do integration and adaptation activities; (ii) providing technical services for conjunction of the hats with the Platform; (iii) providing technical services for the production of the prototyping vehicles; (iv) supporting integration of the Platform and Software with and for the two VW B BEVs and systems associated therewith. Where such Associated Services set out in this Clause 7.3.5 are provided for a VW B BEV after the ninetieth (90th) day of its SOP, the service fees referred to in Clause 7.4 payable by VW to MM in connection with such Associated Services shall be charged on Cost-Plus in addition to the Fees.

7.3.6

MM shall support the whole vehicle production of the two VW B BEVs until their respective EOP, including providing information of tooling, allowing VW’s usage of relevant systems, and supporting Homologation of the two VW B BEVs. Where such Associated Services set out in this Clause 7.3.6 are provided for a VW B BEV after the ninetieth (90th) day of its SOP, the service fees referred to in Clause 7.4 payable by VW to MM in connection with such Associated Services shall be charged on Cost-Plus in addition to the Fees.

7.3.7	MM shall support VW to build up the HMI and mobile apps in accordance with the Operative Documents.

7.3.8

In accordance with the relevant Operative Documents, MM shall build up the MM MOS System for the two VW B BEVs and provide necessary assistance to VW for VW’s operation of the MM MOS System for the two VW B BEVs, including (i) providing necessary licenses, tools, software packages, and technical support; (ii) providing technical support to VW’s operation of such MM MOS System until the fifth (5th) anniversary of their respective EOP, including bug-fixing, update and upgrade of the tools and software packages; and (iii) enabling connection of MM MOS System with VW backend by measures including providing interface. Where such Associated Services set out in this Clause 7.3.8 are provided for a VW B BEV after the fifth (5th) anniversary of its EOP, the service fees referred to in Clause 7.4 payable by VW to MM in connection with such Associated Services shall be charged on Cost-Plus in addition to the Fees.

7.3.9

MM shall support the operation and the maintenance of the two VW B BEVs until the fifth (5th) anniversary of their respective EOP, including providing necessary technical support, and the integration of MM’s systems with VW systems. Subject to the foregoing, the details of such support are to be mutually agreed between MM and VW in good faith in the relevant Operative Documents. Where such Associated Services set out in this Clause 7.3.9 are provided for a VW B BEV after the fifth (5th) anniversary of its EOP, the service fees referred to in Clause 7.4 payable by VW to MM in connection with such Associated Services shall be charged on Cost-Plus and in addition to the Fees.

7.3.10

MM shall support Aftersales of the two VW B BEVs until the fifteen (15th) anniversary of the EOP of such VW B BEV, including (i) providing VW’s access to work/repair shop equipment hardware, software and spare parts within MM’s possession and control; and (ii) setting up of Field Action and Recall process to the extent relating to MM’s design defect, provided that after tenth (10th) anniversary of the respective EOP of the two VW B BEVs the provision of the Aftersales supports from MM shall be charged on Cost-Plus basis in addition to the Fees.

For the avoidance of doubt, VW shall be primarily responsible for the Aftersales and Recalls of the VW B BEVs, and MM’s Associated Services set out in this Clause 7.3.10 shall be limited to providing necessary assistance to VW in handling such Aftersales.

7.4	Fees

7.4.1

The Parties agree to the fee and royalty structure set out in Schedule 14 (Fee Structure) with respect to the actions and services set out in Clause 7.1 (Provision of Licenses), Clause 7.2 (Provision of Documentation ) and Clause 7.3 (Provision of Associated Services) (“Fees”).

7.4.2	Unless otherwise provided in Clause 7.3.3 and Clause 8, all fees and royalties payable and paid by VW in accordance with this Clause 7.4 shall be inclusive of any and all fees, expenses, charges.

7.4.3

Any Development Costs or Implementation Costs incurred or arising from a Remedy Change shall be borne by MM to the extent the Remedy Change is solely attributable to MM and is related to conformity with this Agreement and applicable Operative Documents as is on the Effective Date.

7.4.4

Any Development Costs arising from the Regulatory Change shall be borne by MM, provided that (i) such Regulatory Change has been or is being adopted by MM on the MM’s G9 vehicle production model, and (ii) MM shall have the discretion to determine matters relating to the proposed Change with VW’s inputs being reasonably considered, including the detailed plan for implementing the Change to MM’s vehicles. For the avoidance of doubt, if VW has additional or deviate requirements on the Regulatory Change, VW shall raise a Change Request in accordance with the Change Management Process. The Implementation Costs arising from the Regulatory Change shall be borne by VW.

8.	ADDITIONAL AND OTHER SERVICES

8.1	Scope of Additional Services

In the event that VW requires any technical services in respect of any further modifications or adaptations or updates to the Platform and Software (“Additional Services”), the Parties shall engage in good faith discussions as to whether and to what extent, such Additional Services can be provided. Subject to Clause 8.2, MM shall use its reasonable endeavours to provide technical services in this regard, including:

8.1.1	VW’s Change Request (other than a Remedy Change or a Regulatory Change) to the Platform and Software requested by VW in accordance with the Change Management Process;

8.1.2	continued provision of the Associated Services beyond the agreed period set out in Clause 7.3; and

8.1.3	development of differentiated or additional features and functions for the two VW B BEVs, including any OTA for such features and functions, such as user interface related OTA.

8.2	Fees for Additional Services

Any Additional Services shall be subject to a service fee payable by VW to MM in addition to the Fees on “Cost-Plus” basis in accordance with the process and terms set forth in the Additional Fees Protocol.

8.3	Mutually Agreed Services/Deliveries

Without prejudice to Clauses 8.1 and 8.2, the Parties have agreed on an additional list of services/deliveries to be provided by MM as set out in Schedule 15 (Additional Item List), and the Parties shall use their respective best endeavours to agree on the fees and payment schedule for such services within four (4) weeks after the Effective Date.

8.4	Out of Scope Services

Notwithstanding anything to the contrary, in the event VW requires any Additional Services which MM is unable to accommodate using its reasonable endeavours, the Parties shall engage in good faith discussions to explore alternative solutions to satisfy such request including alternative pricing strategy apart from Cost-Plus basis.

9.	TIMELINE AND MILESTONES

9.1	Key Timeline and Milestones for two VW B BEVs

The key timeline and Milestones for the Platform and Software Collaboration are set forth in the Implementation Plan. MM and VW shall carry out and complete all their respective works and activities for the Platform and Software Collaboration, including the Deliveries and the Documentation (as applicable), strictly in accordance with the Implementation Plan and any adjustment shall be managed in accordance with the terms of the Governance Protocol.

9.2	Product Release

9.2.1

VW Group shall be responsible for the Whole Vehicle Release (for the avoidance of doubt, including MOS Release) of the two VW B BEVs, as well as any changes to the two VW B BEVs after their respective SOP.

9.2.2	MM shall ensure that its delivery of the Platform and Software fulfils the release criteria of the Platform and Software in a way that is agreed and set out in the relevant Operative Documents.

9.2.3

VW Group shall have the right to suspend or terminate the Whole Vehicle Release (for the avoidance of doubt, including the MOS Release) process for any of the two VW B BEVs, if VW Group determines that the release process is not compliant with the applicable VW Group release criteria, or there is a Material Breach under Clause 17.1 in which event VW Group may terminate the Platform and Software Collaboration (and correspondingly this Agreement and the Operative Documents as applicable) in accordance with Clause 17.2 and no license fee or royalties on vehicles not yet delivered shall be payable.

9.2.4

In the course of VW conducting the whole-vehicle validation and verification of the two VW B BEVs, for VW’s reference, MM agrees to provide VW with MM’s validation and verification plan for the Platform and Software, including future Changes to the Platform and Software that have been aligned by both Parties in accordance with the Change Management Process.

10.	GOVERNANCE STRUCTURE

The Parties’ cooperation for the Platform and Software Collaboration shall be overseen and managed in accordance with the Governance Protocol unless the Parties agree upon an alternative management structure for a specific aspect of the Platform and Software Collaboration in the relevant Operative Documents.

11.	INTELLECTUAL PROPERTY

The Operative Documents shall include provisions dealing with and relating to the licensing, ownership, and/or transfer of Intellectual Property used, created and developed in the course of the relevant Operative Documents following the key terms set forth below.

11.1	Background Rights

11.1.1

Each Party shall continue to have exclusive ownership of its Background Rights. Neither Party shall acquire any right or title, or make any claim, to any Background Rights of the other Party on the basis of the Platform and Software Collaboration unless otherwise agreed.

11.1.2

Each Party shall license to the other Party its Background Rights which are needed for the Platform and Software Collaboration (including any use of such Background Rights by the other Party’s Affiliates, third-party contractors and suppliers as reasonably necessary, required or needed) for the sole purpose of the Platform and Software Collaboration. For the avoidance of doubt, (i) the MM G9 Platform (as well as any Updates/Upgrades adopted afterwards which are developed by MM independent of the Platform and Software Collaboration) shall be deemed Background Rights of MM; and (ii) the design, styling, engineering of the hats, as well as the development and the design of HMI and mobile apps for use in the two VW B BEVs shall be deemed the Background Rights of VW Group; and (iii) any Intellectual Property created, developed or invented by VW in the Adaptation Specification (including all amendments) prior to the date of this Agreement, shall be deemed Background Rights of VW, provided that where any Intellectual Property, including specifications and data, although provided as Adaptation Specification, was created, developed or invented by MM prior to 26 July 2023 for existing vehicle models of MM, shall be deemed Background Rights of MM.

11.2	Ownership and Use Rights of Foreground Rights

11.2.1

Any Intellectual Property that is created, developed or invented by either Party, whether alone or jointly with others or the other Party, under and arising from the Platform and Software Collaboration (“Foreground Rights”) shall be co-owned by MM and VW Group, for use in connection with the Platform and Software Collaboration.

11.2.2

Notwithstanding Clause 11.2.1, MM may use the Foreground Rights (other than any Foreground Rights that may be generated from implementation of Adaptation Specification on the two VW B BEVs) on any MM’s vehicles based on the MM G9 Platform, provided that (i) prior to MM using any such Foreground Rights in accordance with this Clause 11.2.2, MM shall notify VW in writing with reasonable details with regard to on which vehicle the Foreground Rights MM intends to use and in the event that VW has borne any development costs leading to such Foreground Rights in accordance with this Agreement, MM and VW shall enter into a volume-based costs-sharing arrangement; (ii) with respect to Foreground Rights generated from Additional Services in accordance with Clause 8.1.3, MM shall not use such Foreground Rights within one (1) year after such Foreground Rights are generated; and (iii) for the avoidance of doubt, MM shall not use the Foreground Rights for any purpose or in any way other than within the scope provided for in Clause 11.2.1 or this Clause 11.2.2. The Parties shall discuss in good faith to further use the Foreground Rights outside of the scope described as aforesaid.

11.2.3

The Parties shall be obliged to disclose and provide to the other Party, any related information and required information for the determination of potential Foreground Rights and agree that they shall comply with the terms set out in Schedule 16 (Policies for Handling of Foreground Rights) with respect to management and administration of Foreground Rights. For the avoidance of doubt, once the Foreground Rights are defined, each of MM and VW shall have full information in respect of such Foreground Rights.

11.3	Third Party Rights

11.3.1	TPR List

(a)

A list containing material details of all (i) third party Intellectual Property licenses and/or (ii) other rights to use Intellectual Property, in each case, to the extent MM knows or should have known as of the Effective Date and of which specific licenses are needed for the use of the MM G9 Platform (excluding the features provided under Schedule 9 (Aligned Features)) (“Third Party Rights”) is set out in Schedule 17 (TPR List) (“TPR List”).

(b)

MM shall supplement the TPR List, and provide the supplemented TPR List to VW, as soon as reasonably practicable after the date of this Agreement to include (i) third party Intellectual Property licenses and/or (ii) other rights to use Intellectual Property, in each case, to the extent MM knows or should have known and of which specific licenses are needed for the use of the features set out in Schedule 9 (Aligned Features).

11.3.2

The TPR List shall classify the Third Party Rights in different categories as described in Clause 11.3.3, and in the case of Embedded TPR (defined below in Clause 11.3.3(b)), specifying, to the extent applicable, corresponding hardware bearing the Third Party Rights. Notwithstanding anything to the contrary, the Embedded TPR disclosed in the TPR List shall be limited to the extent that the license fee of such Embedded TPR is expressly set out in the current contracts as at the Effective Date relating to the corresponding hardware entered into between MM and the relevant third party suppliers. For the avoidance of doubt, MM is only obligated to disclose potential Embedded TPR to the extent MM knows or should have known that such potential Embedded TPR is needed for the development and use of the Platform and Software.

11.3.3

Subject to the terms of the applicable Operative Document, the Parties agree that the following arrangement shall apply to Third Party Rights that are necessary (including, for the avoidance of doubt, any Optional TPR (defined in Clause 11.3.3(c) below) for the use, production, operation, maintenance of the Platform and Software and in connection with the Platform and Software Collaboration based on information disclosed by MM in Clause 11.3.1:

(a)

With respect to any Third Party Right used by MM in the development of, incorporated into or part of any software being part of any of MM’s Deliveries (other than any Optional TPR) (“Essential TPR”), MM shall either grant a sublicense of, or procure the grant of a direct license of, the right to such Third Party Rights for use in connection with the Platform and Software and the Platform and Software Collaboration from the relevant licensor, to VW, and no further fees or costs shall be payable by VW; in case the Essential TPR cannot be obtained for whatever reason, MM shall, in a timely manner, at its own cost, provide alternative solutions through the Change Management Process. Both Parties will discuss in good faith the details and the mechanism of the provision of such alternative solutions in the relevant Operative Documents.

(b)	With respect to Third Party Rights that are embedded in the hardware of the Platform (including chips) and to be covered by BOM (the “Embedded TPR”):

(i)

In the case where such hardware is directly sourced by VW or otherwise procured by VW through a direct contract between VW and a third party supplier, the license to use such Third Party Rights shall be included as part of the purchase of the sourced or procured hardware, and to be obtained by VW directly from the relevant licensor if required. Consequently, fees and costs applicable to such license required by the relevant licensor shall be borne by VW.

(ii)	In case the Embedded TPR cannot be obtained by VW, both Parties shall discuss in good faith to identify alternative solutions to address the potential risk.

(c)

With respect to any Third Party Rights used in any software that are not essential for and do not affect the core functionality of the Platform and Software (such as any entertainment or high definition map related software) (“Optional TPR”), MM shall, to the extent requested by VW, provide reasonable assistance to procure the grant of a direct license of the right to such Third Party Rights for use in connection with the Platform and Software and the Platform and Software Collaboration from the relevant licensor, to VW, and any fees and costs applicable to such license shall be borne by VW.

11.3.4	Open Source Software

MM:

(a)

represents and warrants to VW on an ongoing basis throughout the term of this Agreement that, except for software disclosed in Schedule 18 (Copylefted Open Source Software), no “copy-left” effects are triggered that would require any software incorporated or embedded in the Deliveries to be made available in whole or in part as Open Source Software, unless otherwise disclosed (on an ongoing basis) to and acknowledged by VW in writing in advance;

(b)

shall ensure that no Open Source Software is used in the Software on license conditions that require a user to install or run modified software on hardware with the integrated software (i.e. an “embedded system”, in particular on motor vehicles), unless VW has expressly informed MM that the relevant Software is not used on such an “embedded system” with technical security mechanisms (e.g. signature procedures);

(c)

represents and warrants to VW on an ongoing basis throughout the term of the Platform and Software Collaboration that, to the knowledge of MM, the open source software declaration provided herein to VW is complete and accurate in all material respects; and

(d)

shall ensure that the use of Open Source Software does not restrict the contractual use of the Software by VW or any authorized sub-licensee of VW. For the avoidance of doubt, the requirements in this Clause 11.3.4 shall apply to the same extent to all Updates and Upgrades.

11.3.5

Without prejudice to Clause 11.3.1, in the event that the Platform and Software requires any Third Party Rights which (i) do not fall under any of the categories set out in Clause 11.3.3, and (ii) are in existence as at the date of this Agreement or the relevant Operative Document, should have been disclosed by MM in accordance with Clause 11.3.1 but are not disclosed to VW by MM, MM shall, (i) use its best endeavours to support VW in obtaining the right to such Third Party Rights for use or otherwise provide a suitable alternative solution in a timely and cost effective manner to enable VW to use such Third Party Rights in connection with the Platform and Software and the Platform and Software Collaboration, and (ii) the Parties shall in good faith discuss the allocation of any costs which may be payable to the third party licensor for the aforesaid purpose following the principles set out in Clause 11.3.3.

11.4	Trademarks

11.4.1

The Parties agree that the “Volkswagen” logo and/or other relevant Trademarks owned by VW Group can be used on the two VW B BEVs and VW shall have the absolute right to decide the branding of two VW B BEVs, including but not limited to the name, logo, trademark, and other distinctive features.

11.4.2	No Party shall, without the other Party’s prior written consent, use (howsoever) the other Party’s Trademarks.

11.5	IP Representations and Warranties

Unless otherwise agreed by both Parties in the relevant Operating Documents, MM represents and warrants to VW that:

11.5.1

MM’s Background Rights and Third Party Rights as disclosed in the TPR List constitute all material Intellectual Properties (excluding Embedded TPR) required to construct, test, manufacture, deliver and sell/provide the MM G9 Platform (excluding the features provided under Schedule 9 (Aligned Features)) which is contemplated as of the Effective Date and does not include future Change (such as Updates and/or Upgrades).

11.5.2

The use and exploitation of MM’s Background Rights applied in the Platform and Software as contemplated hereunder in connection with the Platform and Software Collaboration will not result in the infringement of any Intellectual Property belonging to a third party. MM will immediately notify VW of any potential infringement claims raised by any third parties in accordance with Clause 11.6.

11.5.3	The MM Patent List contains a list of MM’s and its Affiliates’ material registered patents included in the MM G9 Platform.

11.5.4

To the extent MM will sublicense any Third Party Rights to VW in accordance with Clause 11.3, to the best of MM’s knowledge, MM is entitled without the need for the consent or waiver of any third party, to grant sub-licenses or rights to use to VW of Third Party Rights.

11.5.5

The representations and warranties on the Assigned IP as set out in Clause 7.2 of the License and Service Agreement for Platform and Software are incorporated by reference into this Clause 11.5 (IP Representations and Warranties).

11.6	Infringement Claims to MM’s Background Rights

11.6.1	If any use of MM’s Background Rights is enjoined or subject to an infringement claim, MM shall, at MM’s sole cost and expense:

(a)	procure for VW the right to continue to use such MM’s Background Rights to the full extent contemplated by this Agreement; or

(b)

modify the Platform and Software or component thereof that infringe or are alleged to infringe (“Allegedly Infringing Parts”) to make such Allegedly Infringing Parts and all of its components non-infringing while providing fully equivalent features and functionality.

11.6.2

If neither of the foregoing is possible notwithstanding MM’s best efforts, and in case such Allegedly Infringing Parts may have a material adverse effect on VW’s production, maintenance and Aftersales service of the two VW B BEVs, the Parties shall proceed in accordance with Clause 17.1 (Material Breach).

11.7	Notice of Actions

11.7.1

Unless otherwise agreed by both Parties in the relevant Operating Documents, MM covenants to VW that after MM becomes aware of any proceeding, suit or legal action commenced or threatened in writing against MM that will cause any MM’s Background Rights that are required to construct, test, manufacture, deliver and sell/provide the Platform and Software to be invalid, unenforceable or not subsisting, it shall as soon as reasonably practicable notify VW of such action in writing and use commercially reasonable endeavours to promptly follow up with the status of such action and its reasonably foreseeable impact on VW’s use of the Platform and Software as contemplated in this Agreement and Operative Documents.

11.7.2

Unless otherwise agreed by both Parties in the relevant Operating Documents, VW covenants to MM that after VW becomes aware of any proceeding, suit or legal action commenced or threatened in writing against MM that will cause any MM’s Background Rights that are required to construct, test, manufacture, deliver and sell/provide the Platform and Software to be invalid, unenforceable or not subsisting, it shall as soon as reasonably practicable notify MM of such action in writing and use commercially reasonable endeavours to promptly follow up with the status of such action and its reasonably foreseeable impact on the Platform and Software as contemplated in this Agreement and Operative Documents.

12.	QUALITY AND PRODUCT LIABILITY

12.1	Quality Management Protocol

Each Party shall perform its respective obligations hereunder and the Operative Documents in accordance with the standards set forth in the Quality Management Protocol.

12.2	MM’s Product Liabilities

MM shall be liable for any product liability claim resulting from its Deliveries (including the Platform and Software, or its Deliveries related to the battery system and software, technologies, components, support and services provided) under the Platform and Software Collaboration brought under Applicable Laws, except to the extent that such claim results from and is related to (i) adaptations being provided by VW without the Change Management Process or in respect of which MM, based on its professional experience, acting reasonably, as the provider of the Platform and Software, has made reservations (which are rejected by VW) to carve out its product liability exposure in the Change Management Process discussions related to the adaptations (for the avoidance of doubt, this exception does not apply to MM’s implementation of VW’s specifications and instructions for such adaptations unless MM has specifically made the aforesaid reservations), (ii) alterations or modifications on such Deliveries unless such alterations or modifications are made by MM or made with the instructions of MM, or (iii) any parts, technologies or components which are directly sourced by VW from third parties or otherwise procured by VW through a direct contract between VW and such third parties unless otherwise such liability claim resulting from MM’s instructions and/or specifications to such parts, technologies, and component. Accordingly, MM shall hold VW Group harmless from, and indemnify VW Group for any losses arising from the foregoing claims brought under Applicable Laws.

12.3	Others

12.3.1

With respect to any third party claim arising from or as a result of a breach of, the gross negligence or wilful misconduct relating to, any term of the Quality Management Protocol, the defaulting Party shall be liable for such third party claim including the handling or defending such claims and payment of any damages, costs and expenses arising therefrom.

12.3.2	The Parties shall discuss in good faith of any quality and/or non-conformity issues raised during the Platform and Software Collaboration.

13.	DATA AND SECURITY

13.1	Access of Associated Data by VW

13.1.1

Subject to Applicable Laws, VW is entitled and will have access and usage rights, including to collect, access, and utilize, relevant technical data and other data regarding or associated with the two VW B BEVs including (i) data required for fulfilment of legal regulations, (ii) data related to the tests, homologation, connectivity service, performance, maintenance, optimization and safety of the vehicle, (iii) CAE simulation models (including details of crash performance) and (iv) other data as stipulated in the relevant Operative Documents. The relevant Operative Documents applicable to or referring to each of such technical data shall incorporate VW’s access and usage rights and such technical data shall be provided to VW in accordance with the provisions and mechanisms set forth in the applicable Operative Documents.

13.1.2

In accordance with the relevant Operative Documents, MM shall provide required MM’s in-house tools and a list of required toolchains (including both MM’s in-house tools and third-party tools) interfaces, guidance and trainings necessary and for the sole purpose of enabling VW to access and use the data regarding or associated with the two VW B BEVs.

13.1.3

For the avoidance of doubt, (i) any data shared by or otherwise made available to VW by MM shall be used by VW in accordance with the Parties’ agreement in relation to the use thereof; and (ii) VW’s customer data shall be accessible to VW only, and MM cannot access/process such data without agreement with VW.

13.1.4

In case personal information will be disclosed to MM for the purpose of providing the supports under this Agreement, both Parties shall discuss in good faith the entering into of a data protection agreement.

13.2	Access of Associated Data by MM

Subject to Applicable Laws, MM has the right to access and process the relevant technical data and other data as necessary and for the sole purpose of performing, fulfilling or discharging its obligations under this Agreement and the Operative Documents.

13.3	Further Collaboration on ADAS Data.

Subject to Applicable Laws, the Parties agree that ADAS related corner-case data of the two VW B BEVs may be shared with MM to improve the system for the Parties’ mutual benefit, subject to technical and commercial discussion between the Parties in the future.

13.4	Data Security

The Parties shall implement and maintain appropriate technical and organizational measures to protect against unauthorized access, destruction, alteration, or disclosure of any data and information related to the Platform and Software Collaboration. The Parties shall ensure that all personnel involved in the Platform and Software Collaboration are aware of the importance of data and IT security and comply with all Applicable Laws related to data and IT security.

13.5	Access to IT Systems

In accessing the other Party’s systems, but without prejudice to the cyber security requirements and handling of cyber security incident in the Quality Management Protocol, each Party shall follow and comply with the other Party’s cyber security and data security policies.

13.6	Cyber Security

13.6.1

MM shall ensure that MM’s systems provided to VW for use in the Platform and Software Collaboration shall continuously comply with mandatory national standards (i.e. GB standards) as required by Applicable Laws in relation to cyber and data security.

13.6.2	MM shall support VW, when applicable, to obtain necessary certificates as required by Applicable Laws in relation to cyber and data security for the two VW B BEVs.

13.7	Information Exchange

All communication and information exchanged between the Parties, including all data, information and documents accessed or received through the connection with the other Party’s system or the supports under this Agreement, shall be in compliance with Applicable Laws, and shall be governed and follow the process and requirements set forth in the Data Exchange Protocol.

14.	ACCESS TO RECORDS AND AUDIT RIGHT

14.1	Record Maintenance

Both Parties shall maintain and retain sufficient books, documentations and records in relation to, or in connection with, the arrangements set out in this Agreement and Operative Documents, as required under Applicable Laws, during the term of this Agreement or till the 10th anniversary of the SOP for the second (2nd) VW B BEV, whichever is later.

14.2	Request Access to Records

Subject to the restrictions specifically set out in this Agreement and the Operative Documents, each Party shall be entitled to request from the other Party in writing such operational data and other information relating to or in connection with the performance of this Agreement and the Operative Documents, and, if the information requested is reasonably required by the requesting Party:

(a)	for the purpose of performing its obligations or exercising its rights under this Agreement and the Operative Documents;

(b)	in order to verify conformity with this Agreement and relevant Operative Documents;

(c)	pursuant to a request of a regulatory body; or

(d)	in order to maintain appropriate accounting records or prepare accounts, and, provided that such information does not contain any commercially sensitive data relating to the disclosing Party,

the Party in receipt of such request shall furnish to the other Party who made the request with the requested information within five (5) Business Days of such request or such other period as may be agreed between the Parties.

15.	UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES

15.1	Capacity and Solvency

Each Party represents and warrants to the other Party that at the Effective Date:

15.1.1	it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws of its jurisdiction of incorporation;

15.1.2	it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

15.1.3	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorised by all necessary corporate action of the Party; and

15.1.4	when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such party in accordance with its terms.

15.2	Integrity of Information Disclosed

Each Party represents and warrants to the other Party that all data, information and/or documentations disclosed and being disclosed/provided to the other Party or its designated recipients in connection with the Platform and Software Collaboration (including during and after the phase of Technical DD and the Project Feasibility Study) are true, accurate, complete and are not misleading in any material respect.

15.3	Performance, Quality and Business Conduct

MM represents and warrants to VW that:

15.3.1

it has facilities, personnel, experience and expertise sufficient in quality and quantity to perform its obligations in connection with the Platform and Software Collaboration as contemplated in this Agreement and the Operative Documents;

15.3.2	Deliveries, as of the time of delivery, will conform to the specification as set out in the applicable Operative Documents;

15.3.3

it has established necessary quality assurance, quality controls and review procedures as reasonable and appropriate for the performance of its obligations under this Agreement and the Operative Documents; and

15.3.4	in the performance of MM’s obligations under this Agreement and the Operation Documents, it shall manage its business and conduct to ensure:

(a)	compliance with Applicable Laws; and

(b)	necessary internal control systems and processes to manage its business risk is in place and in operation.

15.4	VW’s Reliance

The Parties acknowledge that VW has entered into this Platform and Software Collaboration in reliance upon (i) MM’s expertise in the battery electric vehicle and in particular, its capabilities to meet the requirements as set out in this Agreement and the Operative Documents; (ii) the Project Feasibility Study; and (iii) its own knowledge, sophistication and experience for collaboration of similar nature as well as those obtained through investigations and enquiries made in connection with this Platform and Software Collaboration.

15.5	Cost Down Program

15.5.1

MM shall carry out a cost down program with an aim to reduce the cost of the MM G9 Platform (excluding the features provided under Schedule 9 (Aligned Features)), and will share with VW MM’s cost down plan as well as feasibility analysis when available subject to compliance with anti-trust law requirements.

15.5.2

MM and VW will establish a joint cost down program with an aim to reduce 25% of the up-to-date current cost of the Platform until the end of 2024. Notwithstanding of the above, both Parties will continue to collaborate to achieve cost efficiency of the MM G9 Platform as well as the Platform and Software under the Platform and Software Collaboration.

15.5.3

Both Parties will make proposals of cost down measures, taking into account the outcome of MM’s cost down program on the MM G9 Platform, overall project timing, costs, functional requirements and performance targets when executing the cost down program. MM will provide relevant information and adjust the Platform according to VW’s specifications to be agreed upon by the Parties to enable component resourcing as agreed by the Parties. This specifically includes the resourcing of a cost optimized NCM and LFP Cell, taking into consideration the costs and time required associated with such resourcing.

15.6	Compliance of the Delivery

MM represents that, as at the time of SOP and/or as at the time of delivery, the Platform and Software complies and the Deliveries under this Agreement and Operative Documents will comply with Applicable Laws, including mandatorily applicable requirements and standards. MM undertakes to ensure that the Deliveries shall be in compliance with technical specifications, development/validation/engineering processes, quality requirements, safety standards, security requirements, and level of compliance in the manner as set out in the applicable Operative Documents.

15.7	No Default or Breach

Transactions entered into pursuant to this Agreement and the Operative Documents will not result in a default or breach of the Parties under any agreement to which either Party is subject or is a party.

16.	CONFIDENTIALITY

16.1	Confidentiality Obligations

16.1.1

The existence of this Agreement and the Operative Documents and the terms and conditions of the transactions contemplated thereunder (collectively, the “Collaboration Terms”) are confidential information and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth in Clause 16.1.4. Any information (including, without limitation, the contents of the Operative Documents) whether written or oral, provided or disclosed by a Party (“Disclosing Party”) to the other Party (“Non-Disclosing Party”) in connection with the Platform and Software Collaboration shall be treated by the Non-Disclosing Party as confidential and the Non-Disclosing Party shall not provide or disclose without the prior written consent of the Disclosing Party or use it otherwise than for the purpose for which it was provided.

16.1.2

Subject to their respective rights under this Agreement and the Operative Documents in relation to Documentation, Deliveries and Intellectual Property, the Parties shall treat as confidential all information provided by the Disclosing Party under the Platform and Software Collaboration, and shall not, without the prior written consent of the Disclosing Party, disclose or use any such information otherwise than for the purpose for which it was provided or in accordance with this Agreement or the applicable Operative Document.

16.1.3

The Collaboration Terms and information provided and disclosed as aforesaid being “Confidential Information” provided that the following shall not be considered confidential information for purposes hereof: (i) any information that comes into the public domain other than by reason of a breach of the confidentiality obligations hereunder by such Party, (ii) any information that is already in the possession of such Party or its Representatives at the time the information was disclosed to such Party by or on behalf of the other Parties, (iii) any information acquired by such Party from a source other than the other Parties or its Representatives, which source, to the knowledge of the receiving Party, is not in breach of any obligation owed to any Person in respect of such disclosure, (iv) any information independently developed by such Party or its Representatives without using or making reference to any confidential information, and (v) any information agreed in writing by the other Parties not to be confidential.

16.1.4

Notwithstanding Clause 16.1.1, (i) in the event that any Party is requested by any Governmental Authority or becomes legally compelled (including, without limitation, pursuant to securities Laws and regulations or in connection with any legal, judicial, arbitration or administrative proceedings) to disclose any Collaboration Terms, such Party (the “Disclosing Party”) shall, to the extent practicable and permitted by Applicable Laws, provide the Other Party (the “Non-Disclosing Party”) with prompt written notice of that fact and use reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties), at the Disclosing Party’s costs, a protective order (in any event without initiating any litigation or similar proceedings), confidential treatment or other appropriate remedy with respect to the information which is requested or legally required to be disclosed. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party, and (ii) each of the Parties may disclose the Collaboration Terms to its Representatives on a need-to-know basis, provided that such recipient shall either be subject to professional obligations to keep such information confidential or confidentiality obligations that are as restrictive as this Clause 16.1 and that the Parties, as applicable, shall be liable for any breach of confidentiality obligations by its recipients.

16.2	Permitted Use

16.2.1

The Parties agree that a Party may only use the Confidential Information received from the other Party under this Agreement and Operative Documents for the sole purpose of the Platform and Software Collaboration, and shall not use or otherwise exploit such Confidential Information for any other purposes without the consent of the other Party, unless otherwise agreed as follows:

a.	VW may provide and disclose any Confidential Information to its Affiliates on a need-to-know basis and solely for the purpose of the Platform and Software Collaboration;

b.

Subject to the Protocol of Handling Know-how Protected Deliveries, VW may disclose required technical information to potential suppliers on a need-to-know basis and solely for the purpose of sourcing under the Platform and Software Collaboration in accordance with Clause 5.1.3, and

c.

VW may disclose any Confidential Information to the Approved Subcontractors without additional consent from MM on a need-to-know basis and solely for the purpose of the Platform and Software Collaboration.

16.2.2

In fulfilling its obligations under this Clause 16.2, each Party shall be required to follow the Data Exchange Protocol and in any event, without prejudice to the aforesaid, to use the same degree of care to prevent unauthorised disclosure of Confidential Information as it would use to prevent the disclosure of its own commercial and financial information of the same or similar nature and which it considers proprietary or confidential.

17.	MATERIAL BREACH

17.1	Material Breach

17.1.1	The Parties agree that for the purposes of this Agreement, a “Material Breach” means:

(a)	a breach by a Party of any of its obligations under this Agreement which has or is likely to have a material adverse effect on the other Party’s entitlement under this Agreement, or

(b)

repeated breaches of this Agreement and/or an Operative Document by a Party that of themselves may not be material but which collectively amount to a material breach, provided that: (i) the non-breaching Party has not contributed to the breach; (ii) the non-breaching Party has worked with the breaching Party in good faith to examine the reasons for the breach and sought to agree a reasonable solution to prevent the breach from re-occurring and provided a reasonable time for the remedy to be implemented; and (iii) the breaching Party fails to successfully implement the remedy; and

provided further that such breach would have been considered by the Committees (as defined in Governance Protocol) following the process set forth in the Governance Protocol, and no resolution had been made in respect of such breach; except in the case of any Material Breach which has or is likely to have a material adverse effect on the reputation of the non-breaching Party or any Material Breach caused by product liability claims, taken as a whole, which has or is likely to have a material adverse effect on the non-breaching Party, the non-breaching Party shall have the right to serve written notice pursuant to Clause 17.2.1 without having to follow the process set forth in the Governance Protocol.

17.2	Remedies

17.2.1

If any Party commits a Material Breach (“Breaching Party”), the non-Breaching Party may provide written notice requiring the Breaching Party to, at its own expense, either (at the option of the Breaching Party): (a) cure such Material Breach within a period of no less than 30 days. In the event that the Material Breach cannot be resolved in 30 days, upon the provision by the Breaching Party and acknowledgement by the non-Breaching Party (which shall not be unreasonably withheld, delayed, or conditioned) of reasonable justifications, such curing period shall be extended by another 30 days; or (b) follow the reasonable instructions of the non-Breaching Party for re-work and/or improvement within a reasonable timeline, as set out in the aforementioned written notice. The non-breaching Party shall be entitled to, if the Breaching Party fails to cure such breach or comply with such instructions within the timeline specified, terminate this Agreement with immediate effect by providing a written termination notice to the Breaching Party.

17.2.2	The non-Breaching Party has the right to suspend the performance of its obligation under this Agreement after the Parties have completed the process under Clause 22.2 and the dispute remains unsolved.

17.2.3

Notwithstanding the mechanism mentioned in Clause 17.2.1, if any Party identifies or should be able to identify a potential risk that may jeopardize the Platform and Software Collaboration for whatsoever reasons, it shall notify the other Party about such potential risk immediately and shall, where reasonably practicable, provide effective countermeasures for the other Party to consider and decide. For the avoidance of doubt, the other Party’s acceptance of countermeasures under this Clause 17.2 will not preclude such Party’s rights under other Clauses of this Agreement.

18.	TERM AND TERMINATION

18.1	Terms

The effect of this Agreement and the terms herein shall continue, until it lapses and terminates automatically (without prejudice to either Party’s right to claim or exercise its right for any other relief under this Agreement or any other agreements):

18.1.1	upon the termination by a Party in accordance with Clause 18.2;

18.1.2	upon written agreement by the Parties; or

18.1.3	upon all obligations under this Agreement and Operation Documents (including without limitation any payment obligations) having been performed, fulfilled and discharged.

whichever is the earlier.

18.2	Grounds for Termination

This Agreement may be terminated:

18.2.1

by a non-Breaching Party with immediate effect by a written notice to the other Party at any time, if the other Party commits a Material Breach and it fails to remedy the Material Breach in accordance with Clause 17.2.1; or

18.2.2

by either VW or MM by a written notice with immediate effect following the receipt of the other Party’s notice of (i) any plan of ceasing to do business or otherwise terminating its business operations or (ii) any anticipation of it becoming insolvent or filing a voluntary petition relating to bankruptcy, insolvency or similar matters, or having an involuntary petition filed against it under Applicable laws, or a receiver appointed for its business. Each Party undertakes to give the other Party prompt prior notice of the potential occurrence of any of the aforementioned events upon it becoming aware of the potential occurrence.

18.3	Impacts on the Operative Documents

18.3.1

Subject to the terms of the Operative Documents and the Parties’ agreement to the contrary, termination of this Agreement shall lead to automatic termination of the then-current Operative Documents with immediate effect.

18.3.2

Termination of any Operative Document shall not affect in principle the terms of this Agreement and any other Operative Document but subject to the termination of the applicable terms and provisions in this Agreement that apply to such Operative Document, provided that:

(a)	payment of Fees should be revisited upon termination of any Operative Document;

(b)

without prejudice to other obligations allocated to the Parties in this Agreement or the Operative Documents, the Parties shall provide reasonable cooperation and assistance to each other in seeking to minimise any disruption to the production, sale and Aftersales of the two VW B BEVs notwithstanding the termination of the relevant Operating Document (“Transitional Services”). The Parties shall, following the process stipulated in the Governance Protocol, discuss in good faith and use best endeavours to agree on a plan for the Transitional Services setting forth each Party’s rights and allocated obligations in relation to preparation for, and the consequences of, the termination, in whole or in part, of the relevant Operative Document (“Transitional Services Plan”).

18.4	Exit Management Procedure

18.4.1

Following a Party’s receipt of the other Party’s notice of termination pursuant to Clause 18.2.1 or not less than 90 days before the due expiry of this Agreement or the Parties’ written agreement to terminate this Agreement, the Parties shall discuss in good faith and use best endeavours to agree on an exit management plan setting forth each Party’s rights and allocated obligations in relation to preparation for, and the consequences of, the termination, in whole or in part, of this Agreement (and/or an Operative Document) (“Exit Management Plan”) following the process stipulated in the Governance Protocol (“Exit Management Procedure”). For the avoidance of doubt, pending the delivery and implementation of the Exit Management Plan, the Parties’ rights and obligations under this Agreement (and the Operative Documents) shall, subject to Clause 17.2.2, continue in accordance with the terms hereof.

18.4.2

The Parties agree that the Exit Management Plan shall provide, among other things, that, where the non-Breaching Party under Clause 18.2.1 is VW, in respect of Aftersales Supports (as defined in the License and Service Agreement for and Aftersales) and the MOS Services (as defined in the License and Service Agreement for Mobile Online Service), from the start of the Exit Management Plan till the EOS of the last VW B BEV produced before the termination of this Agreement, or such period as VW reasonably requests (but not continuing beyond the EOS) MM shall continue to (i) provide, subject to the fee arrangement set forth in the Exit Management Plan, the Aftersales Supports and the MOS Services; and (ii) grant all licences to Background Rights, in accordance with or in connection with the respective Operative Documents and provide such reasonable cooperation and assistance to VW Group in seeking to minimise any disruption to the Aftersales and VW MOS System, or otherwise the servicing of the two VW B BEVs as a result of termination. The Parties will discuss and agree on the terms, rights and responsibilities of the Parties of such post-termination Aftersales Supports and MOS Services.

18.5	Consequences of Termination

18.5.1	Upon termination or expiry of this Agreement, the following provisions shall apply:

(a)	each Party shall comply with the Exit Management Plan;

(b)

except as expressly agreed otherwise in this Agreement and/or Operative Documents and/or the Exit Management Plan and subject to Clause 18.4 and/or to the extent that retention is required by the Applicable Law, each Party shall return, destroy or erase all copies of the other Party’s Confidential Information and, upon the written request of such Party, provide assurances that it has done so, unless otherwise agreed between Parties, or retain of such documents are required by the Applicable Law;

(c)	the Parties shall align as to any public announcement that needs to be made pursuant to Clause 24.9, and make such public announcements as are agreed;

(d)

any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination shall not be affected or prejudiced; and

(e)	unless otherwise set forth under the Exit Management Plan, no Fees payable by VW shall accrue after the date of termination of this Agreement.

18.5.2

In the event this Agreement is terminated by the administrator as a result of MM’s bankruptcy in accordance with Applicable Laws, the Parties agree that VW is entitled to continue the usage of MM’s Background Rights solely for production, maintenance and aftersales service of the two VW B BEVs. In addition, VW is entitled to liquidated damages equivalent to the amount of two (2) times of Fees paid or payable by VW as of the date of such termination. The Parties agree that such liquidated damages is a reasonable estimate by the Parties of the losses which may be suffered by VW, which is applicable only if this Agreement is terminated in the manner as set out in this Clause 18.5.2. VW’s right to liquidated damages under this Clause 18.5.2 shall be without prejudice to its other rights and remedies, including the right to terminate this Agreement in accordance with Clause 18.2 (Grounds for Termination) and its right to seek indemnity in accordance with Clause 19 (Indemnity).

18.5.3

Unless otherwise agreed by the Parties, all of the Fees that have already been accrued or become outstanding and payable under this Agreement or the Operative Documents, prior to the termination of this Agreement shall still be paid by VW notwithstanding the termination of this Agreement.

18.6	Survival

The rights and obligations of the Parties set forth in Clause 1 (Interpretation), Clause 2 (Scope and Governance), Clause 11 (Intellectual Property), Clause 12.2 (MM’s Product Liabilities), Clause 14.1 (Record Maintenance) (but only for period as determined in accordance with Clause 14.1) Clause 16 (Confidentiality), Clause 17 (Material Breach), Clause 18 (Term and Termination), Clause 19 (Indemnity), Clause 20 (Liability), Clause 21 (Force Majeure), Clause 22 (Dispute Resolution and Governing Law) and Clause 24 (Miscellaneous) and any right or obligation of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive termination or expiration of this Agreement.

19.	INDEMNITY

19.1	Scope of MM Indemnity

MM shall indemnify and keep indemnified VW, other members of VW Group, their respective officers, directors, employees and agents (each, an “Indemnified Party”) against all demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, reasonable attorneys’ fees, costs of investigation and any legal or other expenses or costs (“Losses”) rising out of, in connection with or resulting from:

19.1.1	MM’s material breach (as defined under the TFA) of the TFA which was committed prior to the Effective Date;

19.1.2	any actual or alleged infringement of a third party’s Intellectual Properties arising out of VW’s use of any of the Deliveries in accordance with this Agreement and/or the Operative Documents;

19.1.3	any breach of terms of Open Source Software under Clause 11.3.3 and IP representations and warranties under Clause 11.5;

19.1.4	product liability claims as described under Clause 12.1;

19.1.5

any breach of representations and warranties under Clause 15.1 (Capacity and Solvency), 15.2 (Integrity of Information Disclosed), Clause 15.3 (Performance, Quality and Business Conduct) and Clause 15.6 (Compliance of the Delivery);

19.1.6	any breach of obligations under Clause 16 (Confidentiality); and

19.1.7	any gross negligence, wilful default or fraud by MM under the Platform and Software Collaboration.

19.2	Scope of VW Indemnity

VW shall indemnify and keep indemnified MM, its officers, directors, employees and agents (each, an “Indemnified Party”) against all Losses arising out of, in connection with or resulting from:

19.2.1	any actual or alleged infringement of a third party’s Intellectual Properties arising out of MM’s use of VW’s Background Rights in accordance with this Agreement and/or Operative Documents;

19.2.2	any breach of representations and warranties under Clause 15.1 (Capacity and Solvency) and Clause 15.2 (Integrity of Information Disclosed);

19.2.3	any breach of obligations under Clause 16 (Confidentiality); and

19.2.4	any gross negligence, wilful default or fraud by VW under the Platform and Software Collaboration.

19.3	Indemnification Procedure

19.3.1

Each of VW and MM (as the case may be) will promptly notify the other Party (the “Indemnifying Party”) in writing of any Claim for which it seeks to be indemnified pursuant to Clause 19.1 or Clause 19.2 (as the case may be) and cooperate, and shall procure the relevant Indemnified Party to cooperate, with the Indemnifying Party at the Indemnifying Party’s sole cost and expense; and the Indemnifying Party shall immediately take control of the defence and investigation of such Claim and shall employ legal counsel reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense.

19.3.2	The Indemnifying Party shall not settle any Claim in a manner that adversely affects the rights of the Indemnified Party or any Indemnified Party without the Indemnified Party’s prior written consent.

19.3.3	The Indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

20.	LIABILITY

20.1	Nothing in this Agreement excludes the liability of either Party, for:

20.1.1	death or personal injury resulting from the negligence of a Party;

20.1.2	fraud or fraudulent misrepresentation;

20.1.3	breach of its confidentiality obligations under Clause 16.1;

20.1.4	any indemnity obligations under Clause 19 under this Agreement; or

20.1.5	any other matter in respect of which it would be illegal to exclude or attempt to exclude liability under the Applicable Law.

20.2	Unless otherwise provided in this Agreement, in no event will either Party be liable to the other for indirect or consequential damages arising out of or in connection with this Agreement.

21.	FORCE MAJEURE

21.1	Notification of Force Majeure Events and Continuing Obligations

No Party shall be in breach of this Agreement, if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by a Force Majeure Event. If a Party is unable to perform any of its duties and obligations under this Agreement as a direct result of the effect of any Force Majeure Event, it shall:

21.1.1

within seven (7) days of the occurrence of the Force Majeure Event give written notice to the other Party, as the case may be, of its inability which sets out full details of the Force Majeure Event in question and its consequences;

21.1.2	promptly provide the other Party, as the case may be, with any further information which the other Party may reasonably request regarding the Force Majeure Event or its causes or consequences;

21.1.3	use its reasonable endeavours to continue to perform all other duties and obligations under this Agreement;

21.1.4	promptly take such action as may be required of it under its disaster recovery and contingency planning procedures; and

21.1.5	promptly take any other steps which VW or MM, as the case may be, may reasonably require it to take to mitigate the consequences of the Force Majeure Event.

21.2	Effect of Force Majeure Event and Suspension of Obligations and Termination

Where the relevant Force Majeure Event renders impossible or substantially hinders the performance of duties and obligations under this Agreement to an extent which is material in the context of the whole Agreement, the operation of this Agreement shall be suspended on a rolling basis until the Force Majeure Event ceases to exist.

21.3	Notification of a Force Majeure Event Ceasing to Exist

Forthwith upon any Force Majeure Event ceasing to exist, VW or MM as the Party relying upon it shall give written notice to the other Party, as the case may be, of the same.

22.	DISPUTE RESOLUTION AND GOVERNING LAW

22.1	Any Dispute arising out of or in connection with this Agreement shall be determined as provided in this Clause 22 and the Governance Protocol.

22.2

The Parties agree that procedures and terms set out in the Governance Protocol shall be followed by the Parties with respect to dealing with any Dispute under or relating to this Agreement or any Operative Documents.

22.3

This Agreement shall be governed and construed in accordance with the laws of the PRC. Any Dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon the Parties. The arbitration tribunal shall be comprised by three (3) arbitrators. Each Party shall nominate one arbitrator within thirty (30) days after the date of the notice of arbitration sent by one Party to the other Party, for confirmation by the competent authority under the CIETAC Rules (the “Appointing Authority”). Both arbitrators shall agree on the third arbitrator within thirty (30) days. Should either Party fails to appoint an arbitrator or should the two arbitrators fail, within the above time-limit, to reach agreement on the third arbitrator, such arbitrator shall be appointed by the Appointing Authority. The language of arbitration shall be English. The seat of arbitration shall be Beijing.

22.4

Nothing in this Clause 22 and the Governance Protocol shall restrict, at any time while the above dispute resolution procedures are in progress or before or after they are invoked, either Party’s freedom to commence legal proceedings to preserve any legal right or remedy or to protect any Intellectual Property or trade secret right pending the final resolution of the dispute.

23.	NON-SOLICITATION OF EMPLOYEES

23.1

No Party shall, during the term of the Platform and Software Collaboration, either for its own account or in conjunction with or on behalf of any person, solicit or induce any employee of the other Party or any of its Affiliates who the first-mentioned Party has or had direct contact with in connection with the Platform and Software Collaboration contemplated under this Agreement and/or the Operative Documents, to terminate or leave his/her employment or appointment.

23.2

The undertaking in Clause 23.1 shall not prohibit or restrict any Party from carrying out a general solicitation of employment (through the placing of an advertisement, or through head-hunters and consultants) for, and subsequently recruiting to, a post available to a member of the public generally following an unsolicited response to such general solicitation.

24.	MISCELLANEOUS

24.1	Governing Language

24.1.1	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

24.1.2	Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a Party to any other Party under or in connection with this Agreement shall be:

(a)	in English; or

(b)	if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.

24.1.3	The receiving Party shall be entitled to assume the accuracy of, and rely upon any English translation of, any document provided pursuant to Clause 24.1.2.

24.2	MM’s Performance

MM Guangzhou agrees to perform MM’s obligations under this Agreement and the Operative Documents, and MM Guangdong agrees to be jointly liable for MM Guangzhou’s liabilities under this Agreement and the Operative Documents.

24.3	VW’s Performance and Potential Novation

24.3.1

Subject to Clause 24.3.2 and without prejudice to Clause 2.2.5, VWA agrees to pay the fees to MM as set out in this Agreement and to execute the terms of this Agreement and the Operative Documents, and VCTC agrees to be jointly liable for VW’s liabilities under this Agreement and the Operative Documents.

24.3.2

The Parties agree that that during the term of the Platform and Software Collaboration, due to VW’s operational and business needs, with prior written notice to MM (which shall be no less than thirty (30) Business Days), VWA or VCTC (the “Outgoing VW Party”) may novate all of its rights and obligations (including the payment obligations) under this Agreement and the Operative Documents to the other party, being VCTC or VWA (the “Remaining VW Party”) such that, starting from the effective date of this novation, unless otherwise provided in this Agreement and the Operative Agreements and/or agreed between the Parties, the Remaining VW Party will assume all rights and obligations under this Agreement and the Operative Documents, and the Outgoing VW Party shall be released from all obligations and liabilities under this Agreement and the Operative Documents except for such obligations and liabilities of the Outgoing VW Party accrued up to the effective date of this novation. MM agrees to execute any necessary documents to give effect to the novation as described in this Clause, provided VW shall bear the costs MM incurred in this regard. For the avoidance of doubt, before the date of novation, VWA and VCTC are jointly liable for the obligations under this Agreement and the Operative Documents.

24.4	No Waiver

The failure by any Party to exercise, or delay in exercising, any right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of any other rights or remedies that such Party may otherwise have. No single or partial exercise of any right or remedy provided by this Agreement or by law shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

24.5	Entire Agreement

24.5.1

Without prejudice to Clause 19.1.1 of this Agreement, this Agreement, together with the Operative Documents and the Schedules attached hereto, constitute the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

24.5.2

Notwithstanding the above, the Parties will discuss in good faith, when necessary, to enter into a development agreement on case-by-case basis to carry out development work under the Platform and Software Collaboration.

24.6	Severability

24.6.1	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Agreement.

24.6.2

The Parties shall attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves, to the greatest extent possible, the objective of the invalid or unenforceable provision.

24.7	Status

Nothing in this Agreement shall be deemed to create a partnership or joint venture among the Parties. This Agreement shall be binding on, and enure for the benefit of, each Party’s successor and assign (if any).

24.8	Notices

24.8.1

Except as otherwise expressly set forth in this Agreement, all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement have binding legal effect only if in writing and addressed to a Party as follows (or to such other address or such other person that such Party may designate from time to time in writing).

If to VW:	Address:	No. 12 Qishengzhong Street, Chaoyang District, Beijing 100028, P.R. China
	Email: Attention:	[REDACTED] Dr. Mohamed Mekkaoui Alaoui

If to MM:	Address:	No. 8 Songgang Road, Changxing Street Cencun, Tianhe District, Guangzhou Guangdong 510640, China
	Email: Attention:	[REDACTED] Charles Zhang

24.8.2

Notices sent in accordance with this Clause shall be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent by email, if sent during the addressee’s normal business hours, and on the next business day, if sent after the addressee’s normal business hours, in each case unless a notice of delivery failure is received by the sender; and (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

24.9	Announcement

24.9.1	The Parties shall work together to agree a version of the public statement approved by both Parties in writing following the execution of this Agreement.

24.9.2	If either Party wishes to make reference to this Agreement and/or any Operative Documents in a public statement which is not the form approved under Clause 24.9.1, then:

(a)	the Party intending to make the public statement will provide the other Party with a draft of each public statement at least five (5) Business Days before the intended time of publication; and

(b)	within two (2) Business Days of receipt of the draft public statement in writing from the Party intending to make a public statement, the other Party shall either:

(i)	confirm approval in writing, which shall not be unreasonably withheld or delayed; or

(ii)	suggest reasonable amendments to such public statement in writing that shall then be agreed by the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, The Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

Guangdong Xiaopeng Motors Technology Co., Ltd. (广东小鹏汽车科技有限公司)

(Seal)

By:	/s/ Xiaopeng He
Name: Xiaopeng He
Title: Director

IN WITNESS WHEREOF, The Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

Guangzhou Xiaopeng Motors Technology Co., Ltd. (广州小鹏汽车科技有限公司)

(Seal)

By:	/s/ Xiaopeng He
Name: Xiaopeng He
Title: Director

IN WITNESS WHEREOF, The Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

Volkswagen Group (China) Technology Company Ltd.
(大众汽车（中国）科技有限公司)

(Seal)

By:	/s/ Marcus Hafkemeyer
Name: Marcus Hafkemeyer
Title: CEO

By:	/s/ Dr. Ludger Michael Luehrmann
Name: Dr. Ludger Michael Luehrmann
Title: Head of VW R&D

IN WITNESS WHEREOF, The Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

Volkswagen (Anhui) Company Ltd. (大众汽车（安徽）有限公司)

(Seal)

By:	/s/ Dr. Erwin Hermann Gabardi
Name: Dr. Erwin Hermann Gabardi
Title: CEO

By:	/s/ Dr. Juergen Hasenpusch
Name: Dr. Juergen Hasenpusch
Title: CFO